UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Owens Corning

(Exact name of registrant as specified in its charter)

DE	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway Toledo, OH		43659
(Address of principal executive offices)		(Zip Code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

As described more fully in Exhibit 99.1 which is incorporated herein by reference, on December 20, 2010 Owens Corning announced that it has reached a definitive agreement with Boral Industries Ltd. to sell its Masonry Products business.

The divestiture will be in two stages. Owens Corning will sell a 50 percent stake in its Masonry Products business to a subsidiary of Boral Industries Ltd. (the “Buyer”) for $45 million at closing. The Masonry Products business will then be operated jointly until early 2014. At that time, Owens Corning will sell its remaining 50 percent stake for $45 million and may receive additional proceeds dependent upon the financial performance of the Masonry Products business in 2013.

The transaction is expected to close by December 31, 2010 and is subject to regulatory approval. At closing, the Buyer will assume operational control of the Masonry Products business. Owens Corning will record an impairment charge estimated to be $115 million, which is primarily related to goodwill and other intangible assets assigned to the Masonry Products business in 2006 as part of fresh start accounting. Such impairment charge will be recorded in the fourth quarter 2010. The Company does not expect the impairment charge to result in material future cash expenditures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: December 20, 2010	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 20, 2010.